CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Auditing Matters” and to the use of our report dated June 23, 2009, with respect to the balance sheets of CELLDONATE INC. as at March 31, 2009 and 2008, and the statements of operations, stockholders’ deficiency, and cash flows for the years ended March 31, 2009 and 2008, and the period from August 15, 2006 (inception) to March 31, 2009 in the Registration Statement on Form S-1/A Amendment No. 3 and related Prospectus of the Company.

October 1, 2009

/s/ Smythe Ratcliffe LLP
Smythe Ratcliffe LLP

Chartered Accountants
Vancouver, Canada